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Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 www.dlapiper.com
T 212.335.4500
F 212.335.4501

July 16, 2010

Reddy Ice Corporation
8750 North Central Expressway
Suite 1800
Dallas, Texas 75231

Ladies and Gentlemen:

        We have acted as counsel to Reddy Ice Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $300,000,000 in principal amount of its 11.25% Senior Secured Notes due 2015 (the "New First Lien Notes") and an aggregate of up to $139,400,000 in principal amount of its 13.25% Senior Secured Notes due 2015 (the "New Second Lien Notes" and together with the New First Lien Notes, the "New Notes") to be issued in exchange (the "Exchange Offers") for a like principal amount of the Company's outstanding 11.25% Senior Secured Notes due 2015 (the "Old First Lien Notes") and 13.25% Senior Secured Notes due 2015 (the "Old Second Lien Notes" and together with the Old First Lien Notes, the "Old Notes") upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Old Notes were issued, and the New Notes will be issued, pursuant to Indentures dated as of March 15, 2010 (the "Indentures"), among the Company, Reddy Ice Holdings, Inc. ("Reddy Holdings"), certain subsidiaries of the Company from time to time parties thereto and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        In rendering the opinion expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement relating to the Old First Lien Notes, among the Company, Reddy Holdings and J.P. Morgan Securities Inc., as representative of the several initial purchasers, dated as of March 15, 2010 (the "First Lien Registration Rights Agreement"); (c) the Registration Rights Agreement relating to the Old Second Lien Notes, among the Company, Reddy Holdings and Broadpoint Capital, Inc., as dealer manager, dated as of March 15, 2010 (the "Second Lien Registration Rights Agreement" and together with the First Lien Registration Rights Agreement, the "Registration Rights Agreements"); (d) the Indentures; (e) specimens of the certificates representing the New Notes; and (f) the other documents delivered by or on behalf of the Company and the Trustee as of the date hereof in connection with the delivery of the New Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Company and others and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indentures and the Registration Rights Agreements have been duly authorized, executed and delivered by each of the parties thereto other than Reddy Holdings and constitute legally valid, binding and enforceable obligations of such parties enforceable against such parties in accordance with their terms; (g) that the New Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware (the "DGCL"), and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.

        We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

        On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

          1.     When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the New Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indentures and exchanged for the Old Notes in accordance with the terms of the Exchange Offers, the New Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits provided by the Indentures.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal matters" in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ DLA Piper LLP (US) DLA Piper LLP (US)

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  Exhibit 5.1